Exhibit 10.32

Individual Restricted Stock Unit

Award Agreement

Waste Management, Inc. 2014 Stock Incentive Plan

This Award Agreement (this “Agreement”) is entered into effective as of             , 2016 (the “Grant Date”), by and between Waste Management, Inc., a Delaware corporation (the “Company”) (together with its Subsidiaries and Affiliates, “WM”), and you (“Employee”). At all times, the Awards under this Agreement are subject to the terms and conditions of the Waste Management, Inc. 2014 Stock Incentive Plan (the “Plan”), this Agreement, and all applicable administrative interpretations and practices. A copy of the Plan is available online at http://visor.wm.com under the Legal tab. Once there, scroll to the bottom of the Legal page, then choose Documents, Stock Incentive Plan and choose “2014 Stock Incentive Plan.” A description of the Plan appears on the same page under “2014 Stock Incentive Plan Prospectus” (the “Prospectus”). Please also see the Company’s Form 10-K included in its most recent Annual Report, available on the Investor Relations page of www.wm.com under Financial Reporting – Annual Reports, for information about the Company. By executing this Agreement, you consent to receipt of the Plan, the Prospectus, and the Annual Reports by electronic access as set forth in this paragraph.

You must execute this Agreement in full by                      and promptly return the executed Agreement to Courtney Tippy, Corporate Secretary, 1001 Fannin, Houston, TX 77002 in order for this Agreement to become effective. If you do not timely execute and promptly return this agreement as provided, your Award may be irrevocably cancelled effective upon the lapse of the deadline.

Important Instructions for Executing this Agreement

If you have previously received a stock-based incentive award, simply log on to www.mywmtotalrewards.com using your My WM Total Rewards user ID and password. If you have forgotten your user ID or password, there are instructions on the site to help you. Under the “My Compensation” section, click on the link to view your grants at the website maintained by the third party stock administrator appointed by the Company. Follow the online instructions and complete all of the steps required to accept the award.

If you are a new Plan participant, you must open a Limited Individual Investor Account (LIIA) before you can accept your awards. This account is separate from any other brokerage account you may have at the third party stock administrator. To open your LIIA, log on to www.mywmtotalrewards.com using your My WM Total Rewards user ID and password. If you have forgotten your user ID or password, there are instructions on the site to help you. Under the “My Compensation” section, click on the link to the secure website maintained by the third party stock administrator appointed by the Company. You may also log in directly at www.benefits.ml.com. Once logged in, follow the prompts to “Open a Brokerage Account”. When you have successfully created your account, follow the online instructions and complete all of the steps required to accept the award.

Restricted Stock Units

1.	RSU Grant. The Company grants to Employee 15,625 Restricted Stock Units (“RSUs”). RSUs are notational units of measurement denominated in shares of common stock of the Company, $.01 par value (“Common Stock”). Each RSU represents a hypothetical share of Common Stock. Upon your timely execution of this Agreement, WM will credit your RSUs to an unfunded bookkeeping account for you.

2.	Vesting of RSUs. The RSUs granted by this Agreement (“RSU Awards”) vest based upon the following schedule:

Vesting Date	Number of RSUs Vesting on Vesting Date	Approximate Cumulative Percentage of RSUs Vested

Each date of vesting set forth above is the applicable Vesting Date. Except as otherwise provided herein, your RSUs generally vest only if you are continuously employed from the Grant Date to the applicable Vesting Date, subject to the exceptions discussed below. The period of time from the Grant Date (inclusive) to the applicable Vesting Date is the applicable Restriction Period.

3.	Timing and Form of Payment of RSU Award. Upon vesting, each RSU is converted to one share of Common Stock, free of any restrictions. WM will deliver the shares of Common Stock to you and make payment of the corresponding Dividend Equivalents as soon as administratively feasible (and no later than 60 days) following the applicable Vesting Date.

Important Award Details

Your RSU Awards under this Agreement are subject to important terms and conditions set forth below. Please read them carefully and seek advice from your own legal and tax advisors before executing this Agreement.

1.	Death or Disability. Upon Employee’s death or disability (as determined by the Committee and within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations issued thereunder (“Section 409A”) and specifically Section 409A (a)(2)(C) (“Disability”)), Employee (or in the case of Employee’s death, Employee’s beneficiary or estate) shall be entitled to immediate vesting in full of all RSUs under this Agreement (and related unpaid Dividend Equivalents attributable to the time period from the Grant Date to the time of such immediate vesting), which shall be issued and paid within 60 days following the date of such death or Disability, as applicable.

2.	Retirement or Involuntary Termination of Employment Without Cause by WM. In the event Employee is employed by a subsidiary of the Company that is sold by the Company in a transaction (i) that would not constitute a Change in Control of the Company within the meaning of paragraph 5.a.i. below, but (ii) that would constitute a Change in Control of the subsidiary within the meaning of paragraph 5.a.i. with the subsidiary substituted for Company thereunder, such transaction shall be deemed to constitute an involuntary Termination of Employment by WM without Cause for purposes of this paragraph 2 as of the effective date of such Transaction.

a.	Upon Employee’s Retirement or an involuntary Termination of Employment by WM without Cause, Employee shall be entitled to the amount of RSUs and any related Dividend Equivalents on such RSUs that Employee would have been entitled to under this Agreement if Employee had remained employed until next applicable the Vesting Date multiplied by the fraction which has as its numerator the total number of days that Employee was employed by WM during the period beginning on the preceding Vesting Date (or the Grant Date, if no Vesting Date has occurred) and ending on the date of Termination of Employment and has as its denominator 365, which shall be issued and paid within 60 days following the next normal Vesting Date.

b.	For these purposes, the definitions below govern:

i.	Retirement means Termination of Employment due to the voluntary resignation of employment by Employee, after Employee (x) has reached age 55 or greater; (y) has a sum of age plus years of Service (as defined in paragraph ii. below) with WM equal to 65 or greater; and (z) has completed at least 5 consecutive full years of Service with WM during the 5 year period immediately preceding the resignation.

ii.	Service is measured from Employee’s original date of hire by WM, except as provided below. In the case of a break of employment by Employee from WM of one year or more in length, Employee’s service before the break of employment is not considered Service. Service with an entity acquired by WM is considered Service so long as Employee remained continuously employed with such predecessor company(ies) and WM. In the case of a break of employment between a predecessor company and WM of any length, Employee’s Service shall be measured from the original date of hire by WM and shall not include any service with any predecessor company.

3.	Termination of Employment for Other Reasons. Except as provided in paragraphs 1 through 2 above and 5 below, Employee must be an employee of WM continuously from the Grant Date through the close of business on the applicable Vesting Date(s) to be entitled to receive payment of any RSU Awards. Upon Termination of Employment on or before the lapse of the applicable Restriction Period, for any reason other than termination that would qualify Employee for payout under paragraphs 1 through 2 above and 5 below, Employee shall immediately forfeit all unvested RSUs and any related Dividend Equivalents, without the payment of any consideration by WM.

4.	Repayment of RSU Award in the Event of Misconduct.

a.	Overriding any other inconsistent terms of this Agreement, if the Committee, in its sole discretion, determines that Employee either engaged in or benefited from Misconduct (as defined below), then, to the fullest extent permitted by law, Employee shall refund and pay to WM any Common Stock and/or amounts (including Dividend Equivalents), plus interest, received by Employee under this Agreement. Misconduct means any act or failure to act by any employee of WM that (x) caused or was intended to cause a violation of WM’s policies or the WM code of conduct, generally accepted accounting principles or any applicable laws in effect at the time of the act or failure to act in question and that (y) materially increased the value of the payment or RSU Award received by Employee under this Agreement. The Committee may, in its sole discretion, delegate the determination of Misconduct to an independent third party (either a law firm or an accounting firm, hereinafter referred to as Independent Third Party) appointed by the Committee.

b.	Following a determination of Misconduct by Employee, Employee may dispute such determination pursuant to binding arbitration as set forth in paragraph 18 under “General Terms” provided, however, that if Employee is determined to have benefited from, but not engaged in, Misconduct, Employee will have no right to dispute such determination and such determination shall be conclusive and binding.

c.	WM must initiate recovery pursuant to this paragraph 4 by the earliest of (i) one year after discovery of alleged Misconduct, or (ii) the second anniversary of Employee’s Termination of Employment.

d.	The provisions of this paragraph 4, without any implication as to any other provision of this Agreement, shall survive the expiration or termination of this Agreement and Employee’s employment.

5.	Acceleration of Vesting upon Change in Control. If there is Change in Control prior to the close of the Restriction Period, all outstanding but unvested RSUs will be immediately vested in full and such RSU Award and all associated Dividend Equivalents will be paid within 60 days following the applicable original Vesting Date, unless the successor entity assumes all RSU Awards granted under the Plan and converts the awards to equivalent grants in the successor effective as of the Change in Control. If the successor entity so assumes and converts all RSU Awards granted under the Plan, upon Employee’s involuntary Termination of Employment without Cause during the Window Period or upon Employee’s death or Disability, then all outstanding but unvested RSUs (or the equivalent grant in the successor entity) and the associated Dividend Equivalents through such date will become immediately vested in full at such time and paid (i) in the case of death or Disability, within 60 days of such time or (ii) in the case of involuntary Termination of Employment without Cause, within 60 days following their applicable original Vesting Date.

a.	The following terms shall have the meanings set forth below for purposes of this Agreement:

i.	Change in Control means the first to occur of any of the following:

1.	any Person, or Persons acting as a group (within the meaning of Section 409A), acquires, directly or indirectly, including by purchase, merger, consolidation or otherwise, ownership of securities of the Company that, together with securities held by such Person or Persons, represents fifty percent (50%) or more of the total voting power or total fair market value of the Company’s then outstanding securities;

2.	any Person, or Persons acting as a group (within the meaning of Section 409A), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Persons), directly or indirectly, including by purchase, merger, consolidation or otherwise, ownership of securities of the Company that represents thirty percent (30%) or more of the total voting power of the Company’s then outstanding voting securities;

3.	the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, at the Grant Date, constitute the Board of Directors of the Company (the “Board”) and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least a majority of the directors before the date of such appointment or election or whose appointment, election or nomination for election was previously so approved or recommended; or

4.	the stockholders of the Company approve a plan of complete liquidation of the Company and such liquidation is actually commenced or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets (or any transaction having a similar effect), other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale. For purposes hereof, a “sale or other disposition by the Company of all or substantially all of the Company’s assets” will not be deemed to have occurred if the sale involves assets having a total gross fair market value of less than forty percent (40%) of the total gross fair market value of all assets of the Company immediately prior to such sale.

provided, in each of cases 1 through 4, that in the event the award or portion of the award is determined to constitute a non-exempt “deferral of compensation” pursuant to Section 409A, to the extent necessary to avoid the imposition of any penalties or additional tax under Section 409A, with respect to such award or portion of award the Change of Control event must also constitute a “change in the ownership of a corporation,” a “change in the effective control of a corporation,” or a “change in the ownership of a substantial portion of a corporation’s assets,” in each case, within the meaning of Section 409A.

For purposes of this definition, the following terms shall have the following meanings:

(A) “Exchange Act” means the Securities and Exchange Act of 1934, as amended from time to time; and

(B) “Person” shall have the meaning set forth in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (1) the Company, (2) a trustee or other fiduciary holding securities under an employee benefit plan of the Company, (3) an employee benefit plan of the Company, (4) an underwriter temporarily holding securities pursuant to an offering of such securities or (5) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of shares of Common Stock.

ii.	Termination of Employment means the termination of Employee’s employment or other service relationship with WM as determined by the Committee. Temporary absences from employment because of illness, vacation or leave of absence and transfers among the Company and its Subsidiaries and Affiliates will not be considered a Termination of Employment. Any question as to whether and when there has been a Termination of Employment, and the cause of such termination, shall be determined by and in the sole discretion of the Committee and such determination shall be final.

iii.	Cause means any of the following: (1) willful or deliberate and continual refusal to materially perform Employee’s duties reasonably requested by WM after receipt of written notice to Employee of such failure to perform, specifying such failure (other than as a result of Employee’s sickness, illness, injury, death or disability) and Employee fails to cure such nonperformance within ten (10) days of receipt of said written notice; (2) breach of any statutory or common law duty of loyalty to WM; (3) Employee has been convicted of, or pleaded nolo contendre to, any felony; (4) Employee willfully or intentionally caused material injury to WM, its property, or its assets; (5) Employee disclosed to unauthorized person(s) proprietary or confidential information of WM that causes a material injury to WM; (6) any material violation or a repeated and willful violation of WM’s policies or procedures, including but not limited to, WM’s Code of Business Conduct and Ethics (or any successor policy) then in effect.

iv.	Window Period means the period beginning on the date occurring six (6) months immediately prior to the date on which a Change in Control first occurs and ending on the second anniversary of the date on which a Change in Control occurs.

6.	Dividend Equivalents. Dividend Equivalents mean an amount of cash equal to all dividends and distributions (or their economic equivalent) that are payable by the Company on one share of Common Stock to the stockholders of record. The Company will pay Dividend Equivalents with respect to RSUs as soon as administratively feasible (and no later than 60 days) following the applicable Vesting Date for such RSUs. The Company will make such payment in a lump sum cash amount for RSU Award Dividend Equivalents based on the number of RSUs vested on such Vesting Date multiplied by the per share quarterly dividend payments made to stockholders of the Company’s Common Stock during the applicable Restriction Period (without any interest or compounding). Any accumulated and unpaid Dividend Equivalents attributable to RSUs that do not vest or that are cancelled or forfeited will not be paid and are immediately forfeited upon cancellation or forfeiture of the RSUs.

General Terms

1.	Restrictions on Transfer.

a.	Absent prior written consent of the Committee, RSU Awards may not be sold, assigned, transferred, pledged or otherwise encumbered, whether voluntarily or involuntarily, by operation of law or otherwise, other than pursuant to a domestic relations order; provided, however, that the transfer of any shares of Common Stock issued under the RSU Awards shall not be restricted by virtue of this Agreement once such shares have been paid out.

b.	Consistent with paragraph 1.a. above and except as provided in paragraph 3. below, no right or benefit under this Agreement shall be subject to transfer, anticipation, alienation, sale, assignment, pledge, encumbrance or charge, whether voluntary, involuntary, by operation of law or otherwise, and any attempt to transfer, anticipate, alienate, sell, assign, pledge, encumber or charge the same shall be void. No right or benefit hereunder shall in any manner be liable for or subject to any debts, contracts, liabilities or torts of the person entitled to such benefits. If Employee or his Beneficiary shall attempt to transfer, anticipate, alienate, assign, sell, pledge, encumber or charge any right or benefit hereunder (other than pursuant to a domestic relations order), or if any creditor shall attempt to subject the same to a writ of garnishment, attachment, execution sequestration, or any other form of process or involuntary lien or seizure, then such attempt shall have no effect and shall be void.

2.	Fractional Shares. No fractional shares of Common Stock will be issued under the Plan or this Agreement.

3.	Withholding Tax. Employee agrees that Employee is responsible for federal, state and local tax consequences associated with the RSU Awards (and any associated Dividend Equivalents) under this Agreement. Upon the occurrence of a taxable event with respect to any RSU Award under this Agreement, Employee shall deliver to WM at such time, such amount of money or shares of Common Stock earned or owned by Employee, at Employee’s election, as WM may require to meet its obligation under applicable tax laws or regulations, and, if Employee fails to do so, WM is authorized to withhold from any shares of Common Stock deliverable to Employee, cash, or other form of remuneration then or thereafter payable to Employee, any tax required to be withheld.

4.	Compliance with Securities Laws. WM is not required to deliver any shares of Common Stock under this Agreement, if, in the opinion of counsel for the Company, such issuance would violate the Securities Act of 1933 or any other applicable federal or state securities laws or regulations. Prior to the issuance of any shares, WM may require Employee (or Employee’s legal representative upon Employee’s death or disability) to enter into such written representations, warranties and agreements as WM may reasonably request in order to comply with applicable laws, including an agreement (in such form as the Committee may specify) under which Employee represents that the shares of Common Stock acquired under an RSU Award are being acquired for investment and not with a view to sale or distribution.

Further, WM may postpone issuing and/or delivering any Common Stock for so long as WM, in its complete and sole discretion, reasonably determines is necessary to satisfy any of the following conditions: (a) the Company completing or amending any securities registration or qualification of the Common Stock, (b) receipt of proof satisfactory to WM that a person seeking to exercise the RSU Award after the Employee’s death is entitled to do so; (c) establishment of Employee’s compliance with any necessary representations or terms and conditions of the Plan or this Agreement, or (d) compliance with any federal, state, or local tax withholding obligations.

5.	Employee to Have no Rights as a Stockholder. Employee shall have no rights as a stockholder with respect to any shares of Common Stock subject to this RSU Award prior to the date on which Employee is recorded as the holder of such shares of Common Stock on the records of the Company, including no right to dividends declared on the Common Stock underlying the RSU Award. Notwithstanding the foregoing, Dividend Equivalents shall be paid to Employee in accordance with and subject to the terms of paragraph 6 under “Important Award Details.”

6.	Successors and Assigns. This Agreement shall bind and inure to the benefit of and be enforceable by Employee, WM and their respective permitted successors or assigns (including personal representatives, heirs and legatees), except that Employee may not assign any rights or obligations under this Agreement except to the extent, and in the manner, expressly permitted herein. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that WM would be required to perform it if no such succession had taken place, except as otherwise expressly provided in paragraph 5 under “Important Award Details.”

7.	Limitation of Rights. Nothing in this Agreement or the Plan may be construed to:

a.	give Employee any right to be awarded any further RSU Awards other than in the sole discretion of the Committee;

b.	give Employee or any other person any interest in any fund or in any specified asset or assets of WM (other than the RSU Awards made by this Agreement, the related Dividend Equivalents awarded under this Agreement, and any Common Stock issuable under the terms and conditions of such RSU Awards); or

c.	confer upon Employee the right to continue in the employment or service of WM.

8.	Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Texas, without reference to principles of conflict of laws.

9.	Severability/Entire Agreement. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

a.	Employee understands and agrees that the RSU Awards granted under this Agreement are granted under the authority of the Plan and these RSU Awards and this Agreement are in all ways governed by the terms and conditions of the Plan and its administrative practices and interpretations. Any inconsistency between the Agreement and the Plan shall be resolved in favor of the Plan. Employee also agrees the terms and conditions of the Plan, this Agreement and related administrative practices and interpretations control, even if there is a conflict with any other terms and conditions in any employment agreement or in any prior awards.

b.	Employee understands and agrees that he or she is to consult with and rely upon only Employee’s own tax, legal, and financial advisors regarding the consequences and risks of this Agreement and the awards made under this Agreement.

c.	Except as provided in paragraph 13 below, this Agreement may not be amended except in writing (including by electronic writing) signed by all the parties to this Agreement (or their respective successors and legal representatives). The captions are not a part of the Agreement and for that reason shall have no force or effect.

10.	No Waiver. In the event the Employee or WM fails to insist on strict compliance with any term or condition of this Agreement or fails to assert any right under this Agreement, such failure is not a waiver of that term, condition or right.

11.	Covenant Requirement Essential Part of RSU Award. An overriding condition (even if any other provision of the Plan and this Agreement are conflicting) for Employee to receive any benefit from or payment of any RSU Award under this Agreement, is that Employee must also have entered into an agreement containing restrictive covenants concerning limitations on Employee’s behavior following termination of employment that is satisfactory to WM.

12.	Definitions. If not defined in this Agreement, capitalized terms have the meanings set forth in the Plan.

13.

Compliance with Section 409A. Both WM and Employee intend that this Agreement not result in unfavorable tax consequences to Employee under Section 409A. Accordingly, Employee consents to any amendment of this Agreement WM may reasonably make consistent to achieve that intention and WM may, disregarding any other provision in this Agreement to the contrary, unilaterally execute such amendment to this Agreement. WM shall promptly provide, or make available to, Employee a copy of any such amendment. WM agrees to make any such amendments to preserve the intended benefits to the Employee to the maximum extent possible. This paragraph does not create an obligation on the part of WM to modify this Agreement and does not guarantee that the amounts or benefits owed under the Agreement will not be subject to interest and penalties under Section 409A. Each cash and/or stock payment and/or benefit provided under the Plan and this Agreement and/or pursuant to the terms of WM’s benefit plans, programs and policies shall be considered a separate payment for purposes of Section 409A. For purposes of Section 409A, to the extent that Employee is a “specified employee” within the meaning of the Treasury Regulations issued pursuant to Section 409A as of Employee’s separation from service and to the limited extent necessary to avoid the imputation of any tax, penalty or interest pursuant to Section 409A, notwithstanding anything to the contrary in this Agreement, no amount which is subject to Section 409A of the Code and is payable on account of Employee’s separation from service shall be paid to Employee before the date (the “Delayed Payment Date”) which is the first day of the seventh month after the Employee’s separation from service or, if earlier, the date of the Employee’s death following such separation from service. All such amounts that would, but for the immediately preceding sentence, become payable prior to the Delayed Payment Date will be accumulated and paid without interest on the Delayed Payment Date.

14.	Use of Personal Data. Employee agrees to the collection, use, processing and transfer of certain personal data, including name, salary, nationality, job title, position, social security number (or other tax identification number) and details of all past Awards and current Awards outstanding under the Plan (“Data”), for the purpose of managing and administering the Plan. Employee is not obliged to consent to such collection, use, processing and transfer of personal data, but a refusal to provide such consent may affect the ability to participate in the Plan. WM may transfer Data among themselves or to third parties as necessary for the purpose of implementation, administration and management of the Plan. These various recipients of Data may be located throughout the world. Employee authorizes these various recipients of Data to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Plan. Employee may, at any time, review Data with respect to Employee and require any necessary amendments to such Data. Employee may withdraw his or her consent to use Data herein by notifying WM in writing (according to the provisions of paragraph 15 below); however, Employee understands that by withdrawing his or her consent to use Data, Employee may affect his or her ability to participate in the Plan.

15.	Notices. Any notice given by one party under this Agreement to the other shall be in writing and may be delivered personally or by mail, postage prepaid, addressed to the Secretary of the Company, at its then corporate headquarters, and Employee at Employee’s address as shown on WM’s records, or to such other address as Employee, by notice to the Company, may designate in writing from time to time.

16.	Electronic Delivery. WM may, in its sole discretion, deliver any documents related to the Awards under this Agreement, the Plan, and/or the WM 409A Plan, by electronic means or request Employee’s consent to participate in the administration of this Agreement, the Plan, and/or the WM 409A Plan by electronic means. Employee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by WM or another third party designated by WM.

17.	Clawback. Notwithstanding any provisions in the Plan or this Agreement to the contrary, any portion of the payments and benefits provided under this Agreement or the sale of any shares of Common Stock issued hereunder shall be subject to any clawback or other recovery policy adopted by the Committee from time to time, including, without limitation, any such policy adopted in accordance with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or any SEC rule.

18.

Binding Arbitration. Except as otherwise specifically provided herein, the Committee’s findings, calculations and determinations under this Agreement are made in the sole discretion of the Committee, and Employee expressly agrees that such determinations shall be final and not subject to dispute. In the event, however, that Employee has a right to dispute a matter hereunder (including, but not limited to the right to dispute set forth in paragraph 4 under “Important Award Details”), the Company and Employee agree that such dispute shall be settled exclusively by final and binding arbitration, as governed by the Federal Arbitration Act (9 U.S.C. 1 et seq.). The arbitration proceeding, including the rendering of an award, if any, shall be administered by JAMS pursuant to its Employment

Arbitration Rules and Procedures, which may be found on the JAMS Website www.jamsadr.com. All expenses associated with the arbitration shall be borne by WM; provided however, that such arbitration expenses will not include attorney fees incurred by the respective parties. Judgment on any arbitration award may be entered in any court having jurisdiction.

19.	Counterparts. This Agreement may be executed in counterparts, which together shall constitute one and the same original.

Execution

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by one of its officers thereunto duly authorized and Employee has executed this Agreement, effective as of                     .

WASTE MANAGEMENT, INC.

Mark Schwartz	Employee:

Date	Date